Exhibit 99.1

National CineMedia, Inc. Increases

Quarterly Cash Dividend and Reports Record

Operating Results for Fiscal Third Quarter 2010

~ Updates Full Year 2010 Outlook ~

Centennial, CO – November 4, 2010 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.2% of National CineMedia, LLC (NCM LLC), the operator of the largest digital in-theatre network in North America, today announced consolidated results for the third quarter and nine months ended September 30, 2010.

Total revenue for the third quarter of 2010 grew 31.3% to $125.7 million from $95.7 million for the comparable quarter last year. Advertising revenue for the third quarter of 2010 was $117.7 million, an increase of 33.3% compared to $88.3 million for the comparable quarter last year. Fathom Events revenue increased 8.1% to $8.0 million for the third quarter of 2010 compared to $7.4 million for the comparable quarter last year. National advertising inventory utilization for the quarter was 121.8% versus 96.5% for the comparable period in 2009. Cost per thousand (or CPM) national advertising rates increased 7.6% for the quarter versus the comparable quarter last year. Net income for the third quarter of 2010 was $11.8 million, or $0.24 per diluted share compared to $6.6 million, or $0.16 per diluted share for the third quarter of 2009, which was an increase of 50.0% per diluted share. Net income for the third quarter of 2010 includes a $3.2 million pre-tax non-cash charge primarily related to the change in fair value of an interest rate swap agreement versus a $2.4 million pre-tax non-cash charge in the third quarter of 2009. Excluding this change in derivative fair value, net income for the third quarter of 2010 was $12.6 million, or $0.26 per diluted share versus $7.2 million, or $0.17 per diluted share for the comparable period in 2009, which was an increase of 52.9% per diluted share.

For the nine months ended September 30, 2010, total revenue grew 18.0% to $309.4 million compared to $262.1 million for the nine months ended October 1, 2009. Advertising revenue for the nine months ended September 30, 2010 was $275.6 million, an increase of 18.9% compared to $231.8 million for the comparable period last year. Fathom Events revenue increased 11.6% to $33.7 million for the nine months ended September 30, 2010 compared to $30.2 million for the comparable period last year. National advertising inventory utilization for the nine months ended September 30, 2010 was 97.6% versus 81.8% for the comparable period in 2009. CPM national advertising rates increased 6.0% for the nine months ended September 30, 2010 versus the nine months ended October 1, 2009. Net income for the nine months ended September 30, 2010 was $17.6 million, or $0.39 per diluted share, compared to net income of $14.9 million for the comparable nine month period of 2009, or $0.35 per diluted share, which was an increase of 11.4% per diluted share. Results for the nine months ended September 30, 2010 include a $9.4 million pre-tax non-cash charge primarily related to the change in fair value of an interest rate swap agreement versus a $4.0 million pre-tax non-cash gain for the comparable period of 2009. Excluding this non-cash amount, net income for the nine months ended September 30, 2010 was $20.0 million, or $0.44 per diluted share compared to $13.8 million, or $0.32 per diluted share for the comparable period in 2009, which was an increase of 37.5% per diluted share.

Adjusted OIBDA increased 43.6% to $74.4 million for the third quarter 2010 from $51.8 million for the comparable quarter last year. Adjusted OIBDA as a percentage of total revenue increased to 59.2% in the current quarter from 54.1% in the third quarter of 2009. For the nine months ended September 30, 2010, Adjusted OIBDA increased 26.5% to $156.8 million versus $124.0 million for the comparable period in 2009. Adjusted OIBDA as a percentage of total revenue increased to 50.7% for the nine months of 2010 from 47.3% for the nine months of 2009.

“I was very pleased with our record third quarter results as the hard work of our team and our focus on expanding our advertising client base and network reach is really paying off,” said Kurt Hall, National CineMedia’s Chairman and CEO.

Mr. Hall concluded, “With a better than expected quarter and a more stable outlook for the advertising business and overall economy, we have also increased our dividend for the second time this year, reflecting our continued commitment to distribute a significant percentage of our free cash flow to our public shareholders.”

Dividend Information

The Company announced today that its Board of Directors has authorized the Company’s third quarter cash dividend of $0.20 per share of common stock. This is an increase of $0.02 or 11.1%. The dividend will be paid on December 2, 2010, to stockholders of record on November 18, 2010. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors dependent on available cash, anticipated cash needs, overall financial condition, future prospects for earnings and cash flows as well as other relevant factors.

In addition, the Company announced today a change in the tax treatment of previously paid dividends. Of the dividends paid in 2007, 2008 and 2009, 19.99%, 72.36% and 78.31%, respectively, are to be treated as non-dividend distributions for U.S. federal income tax purposes. Corrected IRS Forms 1099-DIV will be mailed to registered stockholders (who have received dividends for shares in certificate form) on November 8, 2010 reflecting the portion of the dividend that is an ordinary dividend (Box 1a), along with the portion of such ordinary dividend that constitutes a qualified dividend (Box 1b) and the portion that is a non-dividend distribution (Box 3). Stockholders who have received dividends for shares in street name (through a bank or broker) with dividends deposited into a brokerage account should receive a corrected IRS Form 1099-DIV from that institution.

A portion of the dividends paid to stockholders during 2010 are also expected to be treated in part as ordinary dividends and in part as non-dividend distributions. However, the Company cannot definitively determine the tax treatment of these distributions until the completion of its fiscal year ending December 30, 2010. Stockholders will receive a Form 1099-DIV for 2010 in February 2011. The Company may subsequently issue a corrected Form 1099-DIV after completion of its 2010 fiscal year U.S. federal income tax returns if the actual characterization of the 2010 distributions is different from the original reported characterization.

Each Company stockholder is urged to consult his or her own tax advisor to determine the tax basis of their NCMI stock and the appropriate tax treatment of their receipt of distributions from the Company, including any state, local or foreign tax considerations. Please visit the Company’s website at www.ncm.com under the Investor Relations section for additional information.

Supplemental Information

The payments made by Regal associated with Consolidated Theatres payments were $1.4 million, $0.9 million, $2.7 million and $2.0 million for the quarter ended September 30, 2010, the quarter ended October 1, 2009, the nine months ended September 30, 2010 and the nine months ended October 1, 2009, respectively. The final AMC Loews integration payment was $0.1 million for the six months ended July 2, 2009 and was recorded directly to equity, while the Regal payments were recorded as a reduction of an intangible asset.

2010 Outlook

For the full year 2010, the Company expects total revenue to be in the range of $422 million to $427 million, or an increase of approximately 10% to 12% compared to total revenue for the full year of 2009 of $380.7 million and Adjusted OIBDA to be in the range of $215 million to $220 million, or an increase of approximately 13% to 16% compared to Adjusted OIBDA for the full year of 2009 of $189.3 million.

This outlook for fiscal 2010 does not reflect the creation of additional make-goods during the remainder of 2010.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties November 4, 2010 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9039 or for international participants 1-201-689-8470. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, November 18, 2010, by dialing 1-877-870-5176 or for international participants 1-858-384-5517, and entering conference ID 359381.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 170 Designated Market Areas® (49 of the top 50) and includes approximately 17,300 screens (15,700 digital). During 2009, over 690 million patrons attended movies shown in theaters currently included in NCM’s network (excluding Consolidated Theatres, Rave Cinemas and RC Theatres). The NCM Fathom Events broadcast network is comprised of over 550 locations in 156 Designated Market Areas® (49 of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing over 40 entertainment-related web sites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.2% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding guidance and the dividend policy. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) the level of expenditures on cinema advertising; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) popularity of major motion picture releases and level of theatre attendance; 5) shifts in population and other demographics that affect theatre attendance; 6) our ability to renew or replace expiring advertising and content contracts; 7) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 8) fluctuations in operating costs; 9) changes in interest rates, and 10) changes in accounting principles. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; unidentified restructuring charges; sales and acquisitions of operating assets and investments; any future noncash impairments of goodwill, intangible and fixed assets; amounts related to securities litigation; or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com

NATIONAL CINEMEDIA, INC.

Statements of Operations

Unaudited

($ in millions, except per share data)

	Quarter Ended Sept. 30, 2010	Quarter Ended Oct. 1, 2009	Nine Months Ended Sept. 30, 2010	Nine Months Ended Oct. 1, 2009
REVENUE:
Advertising (including revenue from founding members of $9.7, $8.6, $28.5 and $26.9 million respectively)	$117.7	$88.3	$275.6	$231.8
Fathom Events	8.0	7.4	33.7	30.2
Other	—	—	0.1	0.1

Total	125.7	95.7	309.4	262.1

OPERATING EXPENSES:
Advertising operating costs	5.8	4.9	16.0	13.9
Fathom Events operating costs	5.6	4.6	22.7	19.2
Network costs	4.9	4.7	14.6	13.9
Theatre access fees—founding members	13.6	12.7	39.9	39.1
Selling and marketing costs	15.5	12.7	42.7	36.8
Administrative and other costs	8.2	5.8	23.4	19.3
Depreciation and amortization	5.0	4.0	13.3	11.4

Total	58.6	49.4	172.6	153.6

OPERATING INCOME	67.1	46.3	136.8	108.5

Interest Expense and Other, Net:
Borrowings	11.1	11.7	33.3	35.6
Change in derivative fair value	3.2	2.4	9.4	(4.0)
Accretion of interest on the discounted income taxes payable to founding members	3.6	3.0	10.1	9.3
Interest Income and other	—	(1.8)	(0.1)	(2.0)

Total	17.9	15.3	52.7	38.9

INCOME BEFORE INCOME TAXES	49.2	31.0	84.1	69.6

Provision for Income Taxes	6.6	4.2	10.2	8.5
Equity loss from investment, net	—	0.4	0.7	0.4

CONSOLIDATED NET INCOME	42.6	26.4	73.2	60.7
Less: Net Income Attributable to Noncontrolling Interests	30.8	19.8	55.6	45.8

NET INCOME ATTRIBUTABLE TO NCM, INC.	$11.8	$6.6	$17.6	$14.9

EARNINGS PER SHARE:
Basic	$0.25	$0.16	$0.40	$0.35
Diluted	$0.24	$0.16	$0.39	$0.35

NATIONAL CINEMEDIA, INC.

Selected Balance Sheet Data

Unaudited ($ in millions)

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$55.9	$91.1
Receivables, net	89.7	89.3
Property and equipment, net	18.6	23.7
Total Assets	836.1	628.2
Long-term borrowings	755.0	799.0
Total equity/(deficit)	(340.8)	(493.1)
Total Liabilities and Equity/(Deficit)	836.1	628.2

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter and Nine Months Ended Sept. 30, 2010	Quarter and Nine Months Ended Oct. 1, 2009
Total Screens at Period End (1) (6)	17,301	16,805
Founding Member Screens at Period End (2) (6)	15,167	14,476
Total Digital Screens at Period End (3)	15,721	15,395

	Quarter Ended Sept. 30, 2010	Quarter Ended Oct. 1, 2009	Nine Months Ended Sept. 30, 2010	Nine Months Ended Oct. 1, 2009
Total Attendance for Period (4) (6) (in millions)	163.1	157.0	490.1	495.5

Founding Member Attendance for Period (5) (6) (in millions)	146.9	138.8	432.9	433.1

Capital Expenditures (in millions)	$2.5	$1.2	$6.8	$5.7

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the sum of founding member screens.
(3)	Represents the total number of screens that are connected to the digital content network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theatres operated by the founding members.
(6)	Excludes Star Theatres (a subsidiary of AMC Loews) for all periods prior to April 2, 2009. Excludes Consolidated Theatres for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(in millions, except advertising revenue per attendee and per share data)

	Quarter Ended Sept. 30, 2010	Quarter Ended Oct. 1,2009	Nine Months Ended Sept. 30, 2010	Nine Months Ended Oct. 1, 2009
Advertising Revenue	$117.7	$88.3	$275.6	$231.8
Total Revenue	125.7	95.7	309.4	262.1
Operating Income	67.1	46.3	136.8	108.5

Total Attendance (1)	163.1	157.0	490.1	495.5
Advertising Revenue / Attendee	$0.72	$0.56	$0.56	$0.47

OIBDA	$72.1	$50.3	$150.1	$119.9
Adjusted OIBDA	74.4	51.8	156.8	124.0
Adjusted OIBDA Margin	59.2%	54.1%	50.7%	47.3%

Earnings Per Share – Basic	$0.25	$0.16	$0.40	$0.35
Earnings Per Share – Diluted	$0.24	$0.16	$0.39	$0.35

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes Star Theatres (a subsidiary of AMC Loews) attendance for all periods prior to April 2009. Excludes Consolidated Theatres attendance for all periods presented.

(See attached tables for the non-GAAP reconciliation)

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited ($ in millions)

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (OIBDA), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. OIBDA represents operating income (loss) before depreciation and amortization expense. Adjusted OIBDA excludes from OIBDA share based payment costs and deferred stock compensation. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. These non-GAAP financial measures are used by management to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies and non-cash share based compensation programs, or different interest rates or debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs and deferred stock compensation. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended Sept 30, 2010	Quarter Ended Oct. 1, 2009	Nine Months Ended Sept. 30, 2010	Nine Months Ended Oct. 1, 2009
Operating income	$67.1	$46.3	$136.8	$108.5
Depreciation and amortization	5.0	4.0	13.3	11.4

OIBDA	72.1	50.3	150.1	119.9
Share-based compensation costs (1)	2.3	1.5	6.7	4.1

Adjusted OIBDA	$74.4	$51.8	$156.8	$124.0

Total Revenue	$125.7	$95.7	$309.4	$262.1

Adjusted OIBDA margin	59.2%	54.1%	50.7%	47.3%

Adjusted OIBDA	$74.4	$51.8	$156.8	$124.0
AMC Loews /Consolidated Theatres Payments	1.4	0.9	2.7	2.1

Adjusted OIBDA after AMC Loews/Consolidated Theatres Payments	$75.8	$52.7	$159.5	$126.1

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Outlook (in millions)

	Year Ending December 30, 2010
	Low	High
Operating Income	$188.7	$192.3
Depreciation and amortization	17.5	18.5

OIBDA	206.2	210.8
Share-based compensation costs (1)	8.8	9.2

Adjusted OIBDA	$215.0	$220.0

Total Revenue	$422.0	$427.0

1.	Share-based payment costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Net Income and Earnings Per Share Excluding Change in Derivative Fair Value

Net income excluding change in derivative fair value and earnings per share excluding change in derivative fair value are not financial measures calculated in accordance with generally accepted accounting principles (GAAP) in the United States. Net income excluding change in derivative fair value and earnings per share excluding change in derivative fair value are calculated using reported net income and earnings per share and adding back the non-cash charge related to the change in derivative fair value. These non-GAAP financial measures are used by management as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Net income excluding change in derivative fair value should not be regarded as an alternative to net income and earnings per share excluding change in derivative fair value should not be regarded as an alternative to earnings per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and earnings per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income and earnings per share as reported to net income excluding change in derivative fair value and earnings per share excluding change in derivative fair value for the periods presented (dollars in millions):

	Quarter Ended Sept. 30, 2010	Quarter Ended Oct. 1, 2009	Nine Months Ended Sept. 30, 2010	Nine Months Ended Oct. 1, 2009
Net Income as reported	$11.8	$6.6	$17.6	$14.9

Change in derivative fair value as reported	3.2	2.4	9.4	(4.0)
Effect of noncontrolling interest (59.3%, 58.5%, 60.0% and 58.5%, respectively)	(1.9)	(1.4)	(5.6)	2.3
Effect of provision for income taxes (38% effective rate)	(0.5)	(0.4)	(1.4)	0.6

Net change in derivative fair value	0.8	0.6	2.4	(1.1)

Net income excluding change in derivative fair value	$12.6	$7.2	$20.0	$13.8

Weighted Average Shares Outstanding
Basic	47,557,238	42,119,511	44,019,099	42,117,934
Diluted	48,213,905	42,472,700	44,585,452	42,338,783

Earnings Per Share:
Basic earnings per share as reported	$0.25	$0.16	$0.40	$0.35
Change in derivative fair value	0.02	0.01	0.05	(0.03)

Basic earnings per share excluding change in derivative fair value	$0.27	$0.17	$0.45	$0.32

Diluted earnings per share as reported	$0.24	$0.16	$0.39	$0.35
Change in derivative fair value	0.02	0.01	0.05	(0.03)

Diluted earnings per share excluding change in derivative fair value	$0.26	$0.17	$0.44	$0.32